                                                                   Exhibit 10.15

                                    APW LTD.

                           CHANGE IN CONTROL AGREEMENT
                                       FOR
                                  SUSAN HROBAR



     This Agreement is made as of November 1, 2000 (the "Effective Date"), between APW Ltd., a Bermuda corporation (the "Company"), and Susan Hrobar (the "Executive").

     WHEREAS, the Executive is a valued employee of the Company; and

     WHEREAS, the Company desires to enter into this Change in Control Agreement with the Executive to provide the Executive with contractual assurances to induce the Executive to remain as an employee of the Company notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of APW Ltd.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Executive and the Company agree as follows:

     1.   Employment and Duties. The Company hereby employs Executive as Vice
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President, Communications, with all powers and authority as are customary to this position, and Executive hereby accepts employment with the Company in accordance with the terms and conditions set forth herein. Executive shall have such executive responsibilities as is customary with this position and as the Company's Board of Directors or the President (as the case may be) shall from time to time assign to him. Executive agrees to devote her full time (excluding annual vacation time), skill, knowledge, and attention to the business of the Company and the performance of her duties under this Agreement.

     2.   Termination, Bonus, and Severance Pay.
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          a.  As used in this Agreement, a Change in Control means:

              (i) a sale of over 50% of the stock of APW Ltd. measured in terms of voting power, other than in a public offering; or

              (ii) the sale by APW Ltd. of over 50% of its business or assets in one or more transactions over a consecutive 12-month period; or

              (iii) a merger or consolidation of APW Ltd. with or into any other corporation or corporations such that the shareholders of APW Ltd. prior to the merger or consolidation do not own at least 50% of the surviving entity measured in terms of voting power; or

              (iv) the acquisition by any means of more than 25% of the voting power or common stock of APW Ltd. by any person or group of persons (with group defined by the definitions under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); or

              (v) the election of directors constituting a majority of APW Ltd.'s board of directors pursuant to a proxy solicitation not recommended by APW Ltd.'s board of directors.

          b.  As used in this Agreement, a Triggering Event means:

              (i) (a) reducing the base salary paid to the Executive or (b) a material reduction in Executive's bonus opportunity or (c) reducing the total aggregate value of the fringe benefits received by the Executive from the levels received by the Executive at the time of a Change in Control or during the 180 day period immediately preceding the Change in Control; or

              (ii) a material change in the Executive's position or duties or the Executive's reporting responsibilities from the levels existing at the time of a Change in Control or during the 180 day period immediately preceding the Change in Control; or

              (iii) a change in the location or headquarters where the Executive is normally expected to provide services to a location of 40 or more miles from the previous location existing at the time of the Change in Control or during the 180 day period immediately preceding the Change in Control.

          c. If the Company terminates Executive's employment within the period beginning six months prior to a Change in Control and ending 36 months following a Change in Control or Executive voluntarily terminates her services following a Triggering Event that occurs within 36 months following the date of a Change in Control, the Company shall pay to the Executive a lump sum equal to two and one-half times the sum of (a) the highest per annum base rate of salary in effect with respect to the Executive during the one-year period immediately prior to the termination of employment plus (b) the highest annual bonus or incentive compensation earned by the Executive under any cash bonus or incentive compensation plan of the Company during the three complete fiscal years of the Company immediately preceding the termination of employment. Such lump sum shall be paid by the Company to the Executive within twenty days after the Executive's termination of employment. In addition, the Company, at the Company's cost, shall continue to provide Executive with the welfare benefits and other perquisites Executive was receiving at the time of the Change in Control for a period of two and one-half years following Executive's termination of employment or such earlier date as Executive becomes employed by another employer and becomes eligible for welfare benefits. For purposes hereof, perquisites will include the Executive's right to lease a car or a car allowance, as the case may be.

          d. Notwithstanding any provision herein, no amounts will be due under this Agreement in the event the Executive's employment is terminated by the Company for cause. The term "for cause" shall mean solely the following events:

              (i) Executive has been convicted of a felony which has adversely affected the Company's reputation;

              (ii) Executive has materially misappropriated Company funds, property or opportunities; or

              (iii) Executive has materially breached any of the provisions of this Agreement after having been provided by written notice a reasonable opportunity (not less than 15 business days) to cure such breach.

     3.   Certain Additional Payments by the Company.
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          a. In the event it shall be determined that the severance benefits payable to Executive under this Agreement or any other payments or benefits received or to be received by the Executive (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement) (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment"). The Gross-Up Payment shall be in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and excise tax imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          b. Subject to the provisions of paragraph c. of this Section 3, all determinations required to be made under this Section 3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within twenty business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
     Section 3,
     shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph c. of this Section 3 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

          c. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall describe the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

              (i) give the Company any information reasonably requested by the Company relating to such claim,

              (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company.

              (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

              (iv) permit the Company to participate in any proceedings relating to such claim;

     provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph c. of Section 3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          d. If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph c. of this Section 3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of paragraph c. of this Section 3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph c. of this Section 3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     4.   Confidential Information. As a supplement to any other confidentiality
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provisions applicable to the Executive, Executive acknowledges that all Confidential Information is and shall continue to be the exclusive proprietary property of the Company, whether or not disclosed to or entrusted to the custody of Executive. Executive will not, either during the term hereof or at any time thereafter, disclose any Confidential Information, in whole or in part, to any person or entity other than to employees or affiliates of the Company, for any reason or purpose, unless the Company gives its prior written consent to such disclosure. Executive also will not, either during the term hereof or at any time thereafter, use in any manner any Confidential Information for her own purposes or for the benefit of any person or entity except the Company and its affiliates whether such use consists of duplication, removal, oral communication, disclosure, transfer or other unauthorized use thereof, unless the Company gives its prio written consent to such use. As used herein, the term

"Confidential Information" refers to all information and materials not in the public domain belonging to, used by or in the business of the Company (the "Business") relating to its business strategies, products, pricing, customers, technology, programs, costs, employee compensation, marketing plans, developmental plans, computer programs, computer systems, inventions, developments, formulae, processes, designs, drawings, trade secrets of every kind and character and competitive information. "Confidential Information" also includes confidential information belonging to other companies and disclosed to the Executive by the Company.

     5.   Non-competition and Inventions.
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          a. During the period of employment of Executive and for a period of one year after Executive's termination of employment for any reason, Executive shall not directly or indirectly as a principal, agent, owner, employee, consultant, advisor, trustee, beneficiary, distributor, partner, co-venturer, officer, director, stockholder or in any other capacity, nor will any entity owned by Executive:

              (i) divert or attempt to divert any business from the Company or engage in any act likely to cause any customer or supplier of the Company to discontinue or curtail its business with the Company or to do business with another entity, firm, business, activity or enterprise directly or indirectly competitive with the Company; or

              (ii) contact, sell or solicit to sell or attempt to contact, sell or solicit to sell products competitive to those sold by the Company to any customer of the Company with which Executive had contact while performing services for the Company; or

              (iii) solicit or attempt to solicit any employee of the Company for employment or retention.

          Notwithstanding the provisions above, Executive may acquire securities of any entity the securities of which are publicly traded, provided that the value of the securities of such entity held directly or indirectly by Executive immediately following such acquisition is less than 5% of the total value of the then outstanding class or type of securities acquired.

          b. Executive acknowledges and agrees that the restrictions set forth in this section 5 are founded on valuable consideration and are reasonable in duration and geographic area in view of the circumstances under which this Agreement is executed and that such restrictions are necessary to protect the legitimate interests of the Company. If, in any judicial proceeding, a court shall refuse to enforce any separate covenant set forth herein, then such unenforceable covenant shall be deemed eliminated from this section 4 for the purpose of that proceeding to the extent necessary to permit the remaining separate covenants to be enforced.

          c. The Executive hereby sells, transfers and assigns to the Company the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable materials, made or conceived by the Executive, solely or jointly, or in whole or in part, during the period Executive is bound by this Agreement which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by the Company or any subsidiary or (ii) otherwise relate to or pertain to the business, functions or operations of the Company or any subsidiary, or (iii) arise (wholly or partly) from the efforts of the Executive during the Term hereof in connection with her performance of her duties hereunder. The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and, whether during the term hereof or thereafter, the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Executive to permit the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereon. This provision does not relate to any invention for which (i) no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on the Executive's own time and which does not relate (A) directly to the business of the Company, or (B) to the Company's actual or demonstrably anticipated research or development; or (ii) does not result in any work performed by the Executive for the Company.

          d. The provisions in this paragraph are a supplement to any other confidentiality and non-compete provisions applicable to the Executive in any other agreements.

     6.   Miscellaneous.
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          a. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          b. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive, to her address appearing on the records of the Company.

     If to the Company:         APW Ltd.
                                N22 W23685 Ridgeview Parkway West
                                Waukesha, WI 53188-1013
                                Attention: President

     With a copy to:            Quarles & Brady LLP
                                411 East Wisconsin Avenue
                                Milwaukee, WI 53202
                                Attention: Anthony W. Asmuth III, Esq.

     or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          c. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          d. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          e. The Executive's or the Company's failure to insist upon strict compliance with any provisions hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for cause pursuant to this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          f. The Executive and the Company acknowledge that, except as may otherwise be provided herein or under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and the Executive's employment may be terminated by the Company at any time.

          g. The Company agrees that if it breaches any payment obligation hereunder, the Company will pay all reasonable attorney fees and costs incurred by Executive in enforcing Executive's rights hereunder.

          h. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          i. If the Company sells, leases, exchanges or otherwise disposes of, in a single transaction or series of related transactions, all or substantially all of its property and assets, or if the Company ceases to exist as a separate entity as a result of a merger, spin-off, reorganization or otherwise, then the Company will, as a condition precedent to any such transaction, cause effective provision to be made so that the person or entity acquiring such property and assets or succeeding to the business of the Company as the surviving entity of a merger, spin-off, reorganization or otherwise, as applicable, becomes bound by, and replaces the Company under, this Agreement.

     7.  Injunctive Relief. Executive acknowledges and agrees that irreparable
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injury will result to the Company in the event Executive breaches any covenant contained in this Agreement and that the remedy at law for such breach will be inadequate. Therefore, if Executive engages in any act in violation of the provisions of this Agreement, the Company shall be entitled, in addition to such other remedies and damages as may be available to it by law or under this Agreement, to injunctive or other equitable relief to enforce the provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                    APW Ltd.


                                    By: /s/ R. G. Sim
                                        ---------------------------------


                                    /s/ S. Hrobar
                                    -------------------------------------
                                    Susan Hrobar